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EXHIBIT 11.1 - EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the average number of shares outstanding and earnings per share using the treasury-stock method.


SHARE INFORMATION

                                                           Three Months Ended March 31,         Six Months Ended March 31,
                                                           ----------------------------       ----------------------------
                                                                 2000              1999             2000              1999
                                                           ----------        ----------       ----------        ----------
Common stock outstanding throughout the period              2,849,000         2,849,000        2,849,000         2,849,000
Exercised options                                              17,000                 -            8,000                 -
                                                           ----------        ----------       ----------        ----------
     Average shares outstanding                             2,866,000         2,849,000        2,857,000         2,849,000
                                                           ----------        ----------       ----------        ----------
Dilutive unexercised stock options:
     Shares presumed issued at exercise
            ($1.00 to $1.50 per share in 1999)                      *            82,000                *            82,000
     Less:  Shares repurchased with presumed
               proceeds at average per share price
               ($2.06 per share in 1999)                            *           (40,000)               *           (52,000)
                                                           ----------        ----------       ----------        ----------

Average shares and share equivalents                        2,866,000         2,891,000        2,857,000         2,879,000
                                                           ==========        ==========       ==========        ==========

* Not applicable in periods noted, as the effect of these items would be antidilutive.


PER SHARE COMPUTATION

                                                            (a)                      (b)
                                                                             Shares Outstanding              Per Share
                                                                        ---------------------------    --------------------
                                                        Results of                         Full                      Full
                                                        Operations       Primary         Dilution       Primary    Dilution
                                                        ----------      ----------      -----------    ---------   --------
Net loss   -Three Months Ended March 31, 2000           $ (182,000)      2,866,000        2,866,000    $    (.06)  $   (.06)
            Six Months Ended March 31, 2000             $ (550,000)      2,857,000        2,857,000    $    (.19)  $   (.19)


Net income -Three Months Ended March 31, 1999           $  265,000       2,849,000        2,891,000    $     .09   $    .09
            Six Months Ended March 31, 1999             $  360,000       2,849,000        2,879,000    $     .12   $    .12